Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THIS WARRANT, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE PREFERRED STOCK

THIS WARRANT CERTIFIES THAT ESCALATE CAPITAL I, L.P. (“Holder”) is entitled to purchase the Warrant Number of fully paid and nonassessable shares of Series C Preferred Stock (the “Shares”) of SenoRx, Inc., a Delaware corporation (the “Company”), at the Warrant Price per share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

For purposes of this Warrant:

“Expiration Date” means the earlier to occur of (i) the seventh anniversary of the Issue Date or (ii) the third anniversary of the closing of the initial public offering (“IPO”) of the Company’s common stock (“Common Stock”) under terms and conditions in the Company’s Certificate of Incorporation, as may be amended from time to time (the “Certificate of Incorporation”) that require automatic conversion of the Shares into Common Stock (“IPO”).

“Issue Date” means December 8, 2006.

“Loan” means each advance under the Loan Agreement.

“Loan Agreement” means the Loan and Security Agreement, dated as of the date hereof, between the Company and Escalate Capital I, L.P., as amended and restated from time to time.

“Loan Commitment Utilization Fraction” means as of any date the fraction, the numerator of which is the aggregate principal amount of the Loans made through such date and the denominator of which is $10,000,000.

“Loan Vested Amount” means with respect to a Loan as of any date the amount obtained by multiplying the principal amount of such Loan by 7.09125% and multiplying the resulting sum by the Vested Percentage as of such date.

“Measure Price” means as of any date the dollar amount indicated as follows:

Date	Measure Price
Issue Date to 90th Day after Issue Date	$468,750
91st to 120th Day after Issue Date	$625,000
121st to 150th Day after Issue Date	$781,250
151st to 180th Day after Issue Date	$937,500
181st to 210th Day after Issue Date	$1,093,750
211th to 240th Day after Issue Date	$1,250,000
241st to 270th Day after Issue Date	$1,406,250
271st to 300th Day after Issue Date	$1,562,500
301st to 330th Day after Issue Date	$1,718,750
331st Day after Issue Date and Thereafter	$1,875,000

“Vested Percentage” means as of any date the percentage indicated as follows:

Date	Vested Percentage
Issue Date to 90th Day after Issue Date	0%
91st to 120th Day after Issue Date	11.11%
121st to 150th Day after Issue Date	22.22%
151st to 180th Day after Issue Date	33.33%
181st to 210th Day after Issue Date	44.44%
211th to 240th Day after Issue Date	55.56%
241st to 270th Day after Issue Date	66.67%
271st to 300th Day after Issue Date	77.78%
301st to 330th Day after Issue Date	88.89%
331st Day after Issue Date and Thereafter	100%

“Warrant Number” means as of any date the number obtained by adding together (i) the amount obtained by multiplying the aggregate principal amount of the Loans made as of such date by 7.09125%, and (ii) the aggregate Loan Vested Amount for all Loans made as of such date, and dividing the resulting sum by the then Warrant Price.

“Warrant Price” means $1.96

ARTICLE 1: EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant after the one year anniversary of the Issue Date by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Attachment 1 to the Company’s principal office; provided, however, that if the Company proposes to enter into an Acquisition (as defined below), the Company shall provide Holder with the requisite notice of such proposed Acquisition as provided for in Section 3.2, and, notwithstanding the foregoing, Holder shall have the right to exercise this Warrant immediately before the closing of such Acquisition, whether or not the date of such Acquisition is before or after the one year anniversary of the Issue Date. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account that the Company designates), or other from of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into the number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Common Stock is traded in a public market and the Shares are Common Stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where this Warrant is exercised immediately prior to the effectiveness of the IPO, the “price to public” per share price specified in the final prospectus relating to such offering). If the Common Stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Common Stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where this Warrant is exercised immediately prior to the effectiveness of the IPO, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Common Stock into which a Share is convertible. If the Common Stock is not traded in a public market, the Company’s Board of Directors shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant upon Acquisition.

1.6.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (i) any sale, license, or other disposition of all or substantially all of the assets of the Company, or (ii) any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (for purposes of determining the Company’s stockholders post-transaction percentage ownership of voting securities, the securities that they hold as a result of securities, if any, that they owned pre-transaction in the entity with which the Company consolidated or merged shall not be considered if the securities of such entity are publicly traded).

1.6.2 Call Right. The Company shall have the right (the “Call Right”) to purchase in connection with an Acquisition prior to the IPO all of this Warrant and all Shares, if any, acquired by Holder upon exercise of this Warrant for a purchase price (the “Call Price”) equal to the sum obtained by multiplying the Measure Price by the Loan Commitment Utilization Fraction. The Company shall exercise the Call Right by giving Holder written notice of such exercise (the “Call Notice”) no less than ten (10) days prior to the closing of an Acquisition. If such Acquisition closes, the Company shall pay Holder the Call Price in cash, in the form of immediately available funds, concurrent with such closing. If such Acquisition does not close for any reason, the Call Notice shall be deemed null and void and the Company shall not have any liability to Holder with respect to such exercise of the Call Right. If such Acquisition closes, and the Company fails to pay Holder the full Call Price in accordance with this Section 1.6.2, the Company’s exercise of the Call Right shall be deemed null and void, and this Warrant shall be assumed in accordance with Section 1.63.

1.6.3 Assumption of Warrant. If the Company does not exercise its Call Right in connection with an Acquisition, then upon the closing of the Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for (in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise or conversion of this Warrant) the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. If notwithstanding the foregoing, the successor entity does not assume the obligations of this Warrant, then the Company shall be deemed to have exercised the Call Right, without any action by the Company or Holder, and the Company shall make payment in accordance with Section 1.6.2, concurrent with the closing of the Acquisition.

ARTICLE 2: ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays after the Issue Date a dividend on the Shares payable in Common Stock, or other securities (other than Shares), or other property, including cash (the “Accumulated Dividends”), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the Accumulated Dividends to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares after the Issue Date by reclassification, dividend or otherwise into a greater number of Shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding Shares are combined or consolidated after the Issue Date, by reclassification or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Certificate of Incorporation upon the closing of the IPO. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. If the Shares are shares of the Company’s preferred stock, the number of shares of Common Stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived without the Holder’s prior written consent unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

2.4 No Impairment. The Company shall not, by amendment of the Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the Warrant terms that the Company is observe or perform, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant. If a fractional share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price and the number of Shares subject hereto, the Company, at its expense, shall promptly compute such adjustments, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustments and the facts upon which such adjustments are based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price and Share number in effect upon the date thereof and the series of adjustments leading to such Warrant Price and Share number.

ARTICLE 3: REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, if applicable, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws and liens and encumbrances that Holder creates.

(c) The Capitalization Table attached hereto as Attachment 2 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of any of its stock; or (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock or other securities will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (b) and (c) above; and (2) in the case of the matters referred to in (b) and (c) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

3.3 Registration under Securities Act of 1933, as amended. The Company shall cause the Shares or, if the Shares are convertible into Common Stock, such Common Stock, to be “Registrable Securities” and the Holder to be a “Holder” pursuant to the Company’s Fourth Amended and Restated Investors’ Rights Agreement, dated as of May 3, 2006, by and among the Company and the holders of the Company’s capital stock named therein (the “Investors’ Rights Agreement”). The provisions set forth in the Company’s Investors’ Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the Holder’s prior written consent unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

3.4 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communications with the Company’s stockholders, (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, prior to the IPO, and ninety (90) days after the end of each fiscal year of the Company, after the IPO, the Company’s annual audited financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”) and certified by independent public accountants of recognized national standing selected by Company, and (c) within thirty (30) days after the end of each month, an unaudited statement of operations and consolidated balance sheet for and as of the end of such month, in reasonable detail (including comparisons to the operating budget) and prepared in accordance with GAAP, subject to (i) year end audit adjustments, (ii) the absence of footnotes, (iii) a limitation that such GAAP presentation shall be made only to the extent commercially reasonable to do so for any financial statement delivered pursuant to this section, and (iv) the understanding that monthly financial statements may not include updated valuations and other procedures that are required to prepare financial statements in accordance with GAAP but which are not customarily undertaken for monthly financial statements). The information rights set forth in this Section 3.4 shall terminate and be of nor further force or effect upon the earlier to occur of (i) the IPO, or (ii) the Company becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

3.5 No Stockholder Rights. Except as provided in this Warrant, the Holder will not have any rights as a stockholder of the Company until the exercise of this Warrant.

ARTICLE 4: REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDER.

The Holder represents, warrants and covenants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act of 1933, as amended (the “Act”). Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares and has no present intention of selling or otherwise distributing all or any portion of the Warrant or the Shares.

4.2 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. The Holder recognizes that the Company has no obligation to register this Warrant or, except to the extent provided for in the Investors’ Rights Agreement, the Shares, or to comply with any exemption from such registration. The Holder is aware that neither this Warrant nor the Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Company, (iii) the resale being made following the required holding period under Rule 144, and (iv) potentially, the number of shares being sold during any three (3) month period not exceeding specified limits. The Holder is aware that Rule 144’s conditions for resale have not been satisfied and that the Company presently has no plans to satisfy them in the foreseeable future.

4.6 “Market Stand-Off” Agreement. Holder hereby agrees that it shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company held by Holder, nor shall the Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company held by Holder during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed in connection with the IPO (the “Lock-Up Period”); provided, however, that (i) all executive officers, directors and stockholders that hold one percent (1%) or more of the Common Stock (including on an as-converted basis any shares of Common Stock issuable upon the conversion or exercise of any share of the Company’s preferred stock, warrant, right or other security) of the Company enter into similar agreements, (ii) if the Company or representatives of the underwriters waives or terminates the restrictive provisions of the market stand-off agreements of the parties described in clause (i) of this proviso, then such discretionary waiver or termination shall apply to all holders subject to such market stand-off agreements and the Holder on a pro rata basis based on the number of shares subject to such agreements and this Section 4.6, and (iii) for the purpose of compliance with NASD Rule 2711(f)(4), if (A) during the last 17 days of the Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (B) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then in each case, Holder hereby consents to an extension to the Lock-Up Period until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless such extension is waived in writing. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 5.2 hereof with respect to the Shares or other securities of the Company held by Holder subject to the foregoing restriction until the end of the Lock-Up Period. Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 4.6.

ARTICLE 5: MISCELLANEOUS.

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THIS WARRANT, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE COMPANY’S INITIAL PUBLIC OFFERING, AS SET FORTH IN THAT CERTAIN WARRANT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing Company with written notice, Holder and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided that in connection with any such transfer, (i) Holder or any subsequent Holder gives the Company notice of the portion of this Warrant being transferred with the name, address and taxpayer identification number of the transferee and (ii) Holder surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time. Effective upon receipt of the fully executed Warrant, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Escalate Capital I, L.P.

2400 Sand Hill Road, Suite 201

Menlo Park, CA 94025

Attn: Jim Ellison

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

SenoRx, Inc.

11 Columbia, Suite A

Aliso Viejo, CA 92656

Attn: Chief Executive Officer

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

5.8 Automatic Conversion upon Expiration. If on the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

SENORX, INC.		ESCALATE CAPITAL I, L.P.,
a Delaware limited partnership
		By:	Escalate Capital Management I,
its general partner
		By:	EC Management I, L.P.,
a general partner
		By:	Escalate Capital Management Co., LLC,
its general partner

By:	/s/ Lloyd H. Malchow	By:	/s/ James E. Ellison

Name:	Lloyd H. Malchow	Name:	James E. Ellison
	(Print)		(Print)

Title:	President & C.E.O.	Title:	Member

ATTACHMENT 1

NOTICE OF EXERCISE

1. Holder elects to purchase                      shares of the Common/Series C Preferred [strike one] Stock of SenoRx, Inc. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                              of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

ESCALATE CAPITAL I, L.P.

By:

Name:

Title:

Date:

ATTACHMENT 2

[Intentionally Omitted]